EXHIBIT 10.1

BANCWEST CORPORATION
EXECUTIVE LIFE INSURANCE PLAN

PROLOGUE

     BancWest Corporation hereby adopts the BancWest Corporation Executive Life Insurance Plan effective as of April 1, 2004.

ARTICLE I
DEFINITIONS

     As used herein the following terms shall have the following meanings unless the context clearly requires otherwise.

1.1.	“Beneficiary” shall mean the person or persons designated by the Participant in his Participation Agreement to receive life insurance benefits under the applicable Policy upon the death of the Participant.

1.2.	“Committee” means the Executive Compensation Committee of the Company.

1.3.	“Company” means BancWest Corporation.

1.4.	“Compensation” means the annualized base salary that is paid by a Participating Employer to a Participant, including any base salary deferred by the Participant under the Company’s Deferred Compensation Plan. Such items of Compensation shall include any amount that is contributed by a Participating Employer pursuant to a salary reduction agreement and is not includible in the Participant’s gross income under Section 125 or 402(e)(3) of the Internal Revenue Code of 1986, as amended. “Compensation” shall not include any items not specifically defined as Compensation in this section. For example, “Compensation” shall not include any: lump sum vacation cashouts; payments under the Incentive Plan for Key Executives or other short-term or long-term bonuses; income received or recognized in connection with option or discounted stock purchase programs; payments under long-term incentive plans; amounts paid as automobile or other allowances; insurance premiums paid on a Participant’s behalf; or amounts paid to offset tax liabilities.

1.5.	“Coverage Amount” means the death proceeds payable to the Participant’s Beneficiary from the Policy pursuant to Section 3.1 below.

1.6.	“Disability” means a disability of the Participant as defined in the BancWest Corporation Long Term Disability Plan.

1.7.	“Endorsement” means the written document, in a form acceptable to the insurer and signed by the Participating Employer and the Participant, which endorses a portion of Policy death benefits so as to provide the Participant’s Beneficiaries with the death benefit contemplated by this Plan.

1.8.	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

1.9.	“Participant” means any employee of a Participating Employer who has completed the steps required to commence participation under Section 2.1.

1.10.	“Participating Employer” means the Company, Bank of the West, First Hawaiian Bank, and any other affiliated employer which, with the Company’s permission, elects to adopt the Plan for the benefit of certain of its employees.

1.11.	“Participation Agreement” means an agreement between a Participant and the Participating Employer concerning participation in the Plan, similar in form to the attached Exhibit A.

1.12.	“Plan” means this BancWest Corporation Executive Life Insurance Plan as set forth herein and any amendments hereto as may be made from time to time.

1.13.	“Policy” means the life insurance policy or policies insuring the life of a Participant which is or are intended to provide the benefits due under this Plan and which is or are the subject of the Participation Agreement.

1.14.	“Policy Distribution Date” means the date on which the Policy is to be transferred from the Participating Employer to the Participant under the terms of this Plan, which shall be the latest of: (a) termination of Participant’s employment with all Participating Employers; (b) the Participant’s attainment of age 65; or, (c) the payment of seven (7) premiums on the Policy. However, the Committee may, in its sole and absolute discretion, upon the written request of any present or former Participant, authorize the distribution to that Participant of his Policy following termination of service and completion of seven (7) premium payments, but prior to his attainment of age 65 (in which case “Policy Distribution Date” means the date established by the Committee). In considering any such request, the Committee shall consider, among any other factors it deems appropriate, the cost to the Company of permitting an early distribution of that Participant’s Policy.

1.15.	“Qualified Termination” means the termination of service by a Participant with all of the Participating Employers: (a) after the Participant attains age 65; (b) after the Participant attains age 55 with at least 10 Years of Credited Service; (c) if regardless of the Participant’s age or years of service at the time of termination, he is an individual listed on Exhibit B (which lists the individuals entitled to receive special benefits pursuant to Section 5.5 of the BancWest Corporation Supplemental Executive Retirement Plan, as amended effective November 1, 2002); or (d) if the Committee gives written approval, in its absolute and sole discretion, to treat a termination which does not otherwise qualify, as a Qualified Termination.

1.16.	“Years of Credited Service” means the Participant’s years of continuous service with the Company and any combination of Participating Employers, including any service with: First Interstate Bank of Hawaii; Pioneer Federal Savings Bank; Bank of the West; Central Bank; SierraWest Bancorp; First Security Bank of New Mexico, N.A.; Wells Fargo Bank New Mexico N.A.; and First Security Bank of Nevada. “Years of Credited Service” shall also include any employment service credit granted specifically for purposes of this Plan to the Participant (a) under any contract between the Company (or a Participating Employer) and the Participant (such as an employment agreement)) or (b) by the Committee in its discretion in connection with its determination that the Participant is eligible for participation in this Plan.

ARTICLE II
PARTICIPATION

2.1.	Participation. The Committee shall determine in its sole discretion, from time to time, those employees of any Participating Employer who shall be eligible to be Participants under this Plan. A Participant’s participation shall commence upon satisfactory completion (determined as provided in Section 3.1) of (a) any medical underwriting deemed necessary by the carrier issuing the Policy, and (b) the Participant’s execution and delivery of such Participant’s Participation Agreement. A Participant’s participation shall end upon the earliest of (a) Participant’s death, (b) transfer of the Policy to Participant pursuant to Section 4.2, or (c) Participant’s termination of employment not meeting the definition of Qualified Termination (but cessation of participation shall not deprive anyone of rights previously accrued under this Plan, or preclude any person from pursuing remedies provided to Participants by this Plan).

ARTICLE III
POLICY

3.1.	Coverage Amount.

a)	If a Participant dies while employed by a Participating Employer, the Coverage Amount shall be an amount equal to three (3) times the Participant’s Compensation at his date of death. If a Participant dies after a Qualified Termination but prior to his Policy Distribution Date, the Coverage Amount shall be an amount equal to three (3) times the Participant’s Compensation at the date of his Qualified Termination. Notwithstanding the prior two sentences, in the case of a Participant with a Disability, his Coverage Amount shall be three (3) times his Compensation at his date of Disability.

b)	The actual Coverage Amount for any particular Participant, including increases due to the increase in the Participant’s Compensation, may be subject to the satisfactory completion of the carrier’s medical underwriting requirements, and /or limits imposed by the carrier issuing the Policy with respect to maximum issue limits. (For purposes of this Plan, a Participant will be considered to have satisfactorily met the carrier’s medical underwriting requirements if the cost of such coverage (including periodic increases) does not exceed 200% of the cost of such coverage had it been issued to an insured rated as a “standard” risk.) In addition, at the Policy Distribution Date following a Qualified Termination, it is the intent of the Company to distribute the Policy to the Participant with the cash value described in Section 4.2.

3.2.	Purchase of Insurance. The Participating Employer shall purchase the Policy from a life insurance carrier licensed to issue such coverage. The Participating Employer and the Participant shall take all necessary action to cause the carrier to issue the Policy, and shall take any further action which may be necessary to cause the Policy to conform to the provisions of this Plan.

3.3.	Ownership of Policy. Prior to the Policy Distribution Date, the Participating Employer shall be the sole and absolute owner of the Policy, and may exercise all ownership rights granted to the owner thereof by the terms of the Policy, including, but not limited to withdrawing or borrowing the cash value, and surrendering the Policy, except as may otherwise be provided under the Endorsement filed with the Insurer relating to the Policy or as may be inconsistent with the provision of a Participant’s benefits under this Plan.

3.4.	Payment of Premium. On or before the due date of each Policy premium prior to the Policy Distribution Date (including any period of Disability), or within the grace period provided therein, the Participating Employer shall pay the necessary premium to the Insurer, and shall, upon request, promptly furnish the Executive evidence of timely payment of such premium. The Participating Employer shall determine the amount of the premium deemed necessary in its reasonable good faith discretion based on financial assumptions deemed by it to be reasonable as of the time of such determination.

ARTICLE IV
BENEFITS

4.1.	During Employment. In the event of a Participant’s death prior to the Participant’s termination of service with all Participating Employers, the Participant’s Beneficiary shall receive a death benefit equal to the Coverage Amount, such amount being paid from the Policy proceeds directly by the carrier issuing the Policy.

4.2.	Upon a Qualified Termination. In the event of a Participant’s Qualified Termination, the Participating Employer shall transfer ownership of the Policy to the Participant, but such transfer shall occur only upon the Policy Distribution Date. At the Policy Distribution Date, it is intended that the cash value of the Policy distributed will be sufficient, based on actuarial assumptions determined by the Participating Employer in its reasonable good faith discretion, to provide a death benefit equal to the Coverage Amount until the maturity date of such Policy without additional premium payments. (A Participant must acknowledge in the Participation Agreement that he understands that, following transfer of Policy ownership to that Participant, the sufficiency of cash value in the Policy to provide expected amounts of death benefit under this Plan may vary as a result of Policy performance and this is in no event guaranteed by the Company, the Participating Employer, or the Insurer.)

4.3.	Termination Other than a Qualified Termination. If a Participant’s termination of service with all Participating Employers does not meet the definition of Qualified Termination, his participation in the Plan shall end immediately and the Participating Employer shall retain all interests in the Policy. The Participant shall promptly complete any necessary requirements to release the Endorsement to the Policy and any of the interests in the Policy or benefits provided under this Plan.

4.4.	Policy Proceeds in Excess of Coverage Amount. Policy proceeds, if any, that are paid due to death prior to a Participant’s Policy Distribution Date and that exceed the amounts payable to the Participant’s Beneficiary pursuant to Section 3.1 shall be payable directly to the Participating Employer.

4.5.	Additional Tax Bonuses. The Participating Employer shall make the following payments to the Participant, if applicable:

a)	Prior to the Policy Distribution Date, the Participating Employer shall make an additional annual payment to the Participant in an amount equal to the federal and state income tax due on (i) the amount of economic benefit related to the Coverage Amount as determined by appropriate Treasury regulations and Table 2001 (or the corresponding provisions of any other regulation, pronouncement, or Notice), plus (ii) the amount of such additional payments. In calculating the portion of such additional payments each year attributable to the income taxes due, it shall be assumed that the Participant is subject to the maximum marginal federal and state income tax bracket; and

b)	With respect to the calendar year during which the Policy Distribution Date occurs, the Participating Employer shall make an additional payment to the Participant in an amount equal to the federal and state income tax due on, (i) the cash value of the Policy transferred as of the Policy Distribution Date, plus (ii) the amount of such additional payments. In calculating the portion of such additional payments attributable to the income taxes due, it shall be assumed that the Participant is subject to the maximum marginal federal and state income tax bracket.

c)	The Participating Employer shall annually furnish the Executive with a statement of the amount of income reportable by the Executive for federal and state income tax purposes, if any, as a result of his participation in the Plan.

4.6.	Effect of Payment or Transfer. The full payment of the applicable benefit under this Article IV or the transfer of the Policy under section 4.2 above, shall completely discharge all obligations on the part of the Company and the Participating Employer to the Participant (and the Participant’s Beneficiary) with respect to the operation of this Plan, and the Participant’s (and Participant’s Beneficiary’s) rights under this Plan shall terminate.

ARTICLE V
ADMINISTRATION

5.1.	Committee. Except as otherwise provided in this Plan, and unless otherwise determined by the Company’s Board of Directors, the Committee shall have the power and duty to take all actions and make all decisions necessary or proper to administer this Plan, in its sole discretion. In that connection, the Committee shall have the power:

a)	To require as a condition of receiving any benefits under this Plan, that any person furnish such information as the Committee may reasonably request for the purpose of the proper administration of the Plan;

b)	To make and enforce such rules and regulations and prescribe the use of such forms as it shall deem necessary for the efficient administration of this Plan;

c)	To make factual determinations and to decide questions concerning the interpretation of this Plan, including with respect to the eligibility of any person for benefits under this Plan;

d)	To determine the amount of benefits that shall be payable to any person in accordance with the provisions of this Plan;

e)	To appoint a “Plan Administrator” to administer the Plan on its behalf;

and

f)	To employ the services of such other persons as the Committee may deem necessary or desirable in connection with this Plan, including but not limited to an actuary, legal counsel, an independent accountant, agents, and such clerical, medical, and accounting services as it may require in carrying out the provisions of this Plan or in complying with the requirements of ERISA.

5.2.	Indemnification, Insurance. The Participating Employers shall indemnify and save harmless and/or insure each employee or director of a Participating Employer against any and all claims, loss, damages, expense, and liability arising from his responsibilities in connection with this Plan, if the employee or director acted in good faith and in a manner the employee or director reasonably believed to be in or not opposed to the best interests of the Plan.

5.3.	Claims Procedure. The procedure for claiming benefits under this Plan shall be as follows:

(a)	All claims for benefits under the Plan and all questions relating to such claims shall be submitted to the Plan Administrator.

b)	If a claim is wholly or partially denied, the Plan Administrator shall furnish the Participant within a reasonable period of time, but not later than ninety (90) days after receipt of the claim by the Plan Administrator, a written explanation of the denial. If the Plan Administrator determines that special circumstances exist which require an extension of time for processing the claim, the Plan Administrator shall have one hundred and eighty (180) days after the receipt of the claim to furnish the Participant with a written explanation of the denial, provided the Plan Administrator gives the Participant written notice of the special circumstances (and the date by which the Plan Administrator expects to render a decision) within ninety (90) days of receipt of the claim.

c)	The written explanation of a claim denial shall set forth, in a manner calculated to be understood by the Participant, the following information:

i)	The specific reason or reasons for the denial of the claim;

ii)	A specific reference to the pertinent Plan provisions, if any, on which the denial is based;

iii)	A description of any additional material or information necessary for the Participant to perfect the claim and an explanation of why such material or information is necessary;

iv)	A description of the Plan’s review procedures and the time limits applicable to such procedures, including (i) a statement that the claim and the denial shall be reviewed upon submission of a written request to the Committee, and (ii) a statement that the failure to submit a written request for review within sixty (60) days after the receipt of the written explanation of the claim denial shall make the Plan Administrator’s decision final;

v)	A statement that the Participant shall have, as part of the review procedure, a reasonable opportunity:

A)	To receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim for benefits, and

B)	To submit written comments, documents, records and other information relating to the claim for benefits; and

vi)	A statement that the Participant has the right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on appeal.

d)	The denial of a Participant’s claim shall be reviewed by the Committee if a written request for review is filed within sixty (60) days after receipt of the written explanation of the claim denial by the Participant. Otherwise, the initial decision of the Plan Administrator shall be the final decision of the Plan.

e)	The Committee shall review the information and comments submitted by the Participant or the Participant’s duly authorized representative. The Committee may hold a hearing of all parties involved, if the Committee deems such hearing to be necessary. The Committee shall furnish the Participant with a written explanation of the decision on review within sixty (60) days after receipt of a written request for review. If the Committee determines that special circumstances exist which require an extension of time for reviewing the information, the Committee shall have one hundred and twenty (120) days after receipt of the written request for review to furnish the Participant with a written decision or review denial, provided the Committee gives the Participant written notice of the special circumstances (and the date by which the Committee expects to render a decision) within sixty (60) days of receipt of the written request for review.

f)	The written explanation of the decision on review shall set forth, in a manner calculated to be understood by the Participant, the following information:

i)	The specific reason or reasons for the decision, including a response to the information and comments, if any, submitted by the Participant;

ii)	Specific reference to pertinent Plan provisions and records, if any, on which the decision is based;

iii)	A statement that the Participant is entitled to receive, upon request and free of charge, access to and copies of all documents, records and other information relevant to the benefit claim;

iv)	A statement that the Participant has the right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on appeal; and

v)	A statement, if applicable, that, in addition to the Plan’s claims procedure set forth above, the Participant may, but is not required to, submit a claim for benefits under a voluntary level of appeal.

ARTICLE VI
AMENDMENT, TERMINATION

6.1.	Amendment. The Board of Directors of the Company may at any time amend this Plan, in whole or in part. No such amendment shall deprive the Participant or Beneficiary of any rights to which the Participant would have been entitled had such Participant terminated employment on the date immediately prior to the effective date of such amendment.

6.2.	Termination or Partial Termination. This Plan may be terminated in full or in part by the Board of Directors of the Company. The board of directors of a Participating Employer may terminate this Plan, in whole or in part, as to such Participating Employer. No termination of the Plan shall deprive the Participant or Beneficiary of any rights to which the Participant would have been entitled had such Participant terminated employment on the date immediately prior to the effective date of such termination.

ARTICLE VII
MISCELLANEOUS

7.1.	Unfunded Plan. The Plan is intended to be an unfunded plan maintained primarily to provide benefits for a select group of “management or highly-compensated employees” within the meaning of Sections 201, 301, and 401 of ERISA, and therefore exempt from the provisions of Parts 2, 3, and 4 of Title I of ERISA. Accordingly, the Plan shall terminate and no further benefits shall accrue hereunder if it is determined by a court of competent jurisdiction or by an opinion of counsel that the Plan constitutes an employee pension benefit plan within the meaning of Section 3(2) of ERISA that is not so exempt. In that event, the Company shall use its reasonable best efforts to provide to existing Participants, through other programs or insurance vehicles, benefits reasonably comparable to those that would have accrued but for Plan termination.

7.2.	Insolvency. In the event of the Company’s or a Participating Employer’s insolvency, Participants and their beneficiaries, heirs, successors, and assigns shall have no legal or equitable rights, interest, or claims in any property or assets of the Company or the Participating Employer. The Company’s and the Participating Employers’ obligations under the Plan shall be that of an unfunded and unsecured promise to pay money in the future.

7.3.	Rights of Participants. No Participant shall, by reason of his participation in this Plan, have any interest in (i) any specific asset or assets of a Participating Employer or an Affiliate (as defined in the BancWest Corporation 401(k) Savings Plan) or (ii) any stock rights of any kind. Neither the adoption of this Plan nor any action of a board of directors or the Committee in connection with the Plan shall be held or construed to confer upon any person any legal right to be continued as an officer or employee of a Participating Employer.

7.4.	Not an Employment Agreement. This Plan does not in any way constitute an employment agreement, and each Participating Employer reserves the right to terminate a Participant’s employment to the same extent as though this Plan did not exist.

7.5.	Binding Effect. This Plan shall be binding upon and inure to the benefit of each Participating Employer and its successors and assigns, and to the Participant or the Participant’s successors, assigns, heirs, executor or personal representative, and beneficiaries.

7.6.	Notices. Any notice, consent, or demand required or permitted under this Plan shall be made in writing and shall be signed by the party making the notice, consent, or demand. Such notice shall be sent by United States certified mail, postage pre-paid and shall be sent to the other party’s last known address as shown on the records of the Participating Employer. The date of such mailing shall be deemed to be the date of such notice, consent or demand.

7.7.	Governing Law. To the extent not preempted by ERISA, the Plan shall be governed, construed, administered, and regulated according to the laws of the State of Hawaii.

7.8.	Miscellaneous Provisions.

a)	Wherever used herein the masculine gender shall include the feminine and the singular number shall include the plural, unless the context clearly indicates otherwise.

b)	The headings of articles and sections are included herein solely for convenience of reference, and if there is any conflict between such headings and the text of the Plan, the text shall be controlling.

c)	Wherever a Participating Employer, the Company, or a board of directors is permitted or required to do or perform any act, matter, or thing under the terms of the Plan, it may be done and performed by any officer of a Participating Employer or the Company thereunto duly authorized.

d)	All consents, elections, applications, designations, etc. required or permitted under the Plan must be made on forms prescribed by the Committee, and shall be recognized only if properly completed, executed, and filed with the Committee.

e)	A Participating Employer may assign a Policy (and any related Endorsement of such policy) to another Participating Employer upon such terms and conditions as the Participating Employers may agree, provided that the assignee Participating Employer shall agree to be bound by all of the terms and conditions of such Endorsement that affect the Participant’s benefits thereunder.

TO RECORD the adoption of this Plan, BancWest Corporation has executed this document this 20th day of January, 2005.

BANCWEST CORPORATION
By:	/s/ Sheila Sumida
Its Vice President

EXHIBIT A-1

BancWest Corporation
Executive Life Insurance Plan
Participation Agreement

Participant:	«Name»	SSN:	«SSN»

ACKNOWLEDGMENT

I, the undersigned Participant, hereby acknowledge receiving notification of my eligibility to participate in the BancWest Corporation Executive Life Insurance Plan, effective April 1, 2004. I acknowledge that I have received a copy of the Plan document (the “Plan”), which includes a description of the Plan’s claims procedures, and materials summarizing the Plan.

I understand that after the Policy Distribution Date the sufficiency of cash value in the Policy to provide expected amounts of death benefit under this Plan may vary as a result of Policy performance, and that the continuation of the death benefit is not guaranteed by the Participating Employer, or the Insurer.

By signing this Participation Agreement, I agree to be bound by the terms of the Plan as set forth in the Plan document. If there is a conflict between the Plan document and any other communication, written or oral, including any Plan summary materials, then the terms of the Plan document will control.

TERMINATION, ASSIGNMENT, AND RELEASE OF PRIOR AGREEMENT AND POLICY

As a condition for participation in the Plan, the undersigned hereby terminates as of this date the Split Dollar Agreement dated «Agreement_date», as permitted by the terms of that agreement, and hereby assigns and releases to the Participating Employer any and all rights, title and interest in the life insurance policy number «Old_policy_», issued by «Carrier», which is the subject of that agreement (the “Split Dollar Policy”). The Participant hereby grants to the Participating Employer authority to take the steps deemed necessary, in its sole discretion, to implement this termination, assignment and release, including but not limited to the submission of any forms or paperwork to the insurance carrier issuing the Split Dollar Policy deemed necessary by the Participating Employer. The Participant understands and agrees that by signing this document and delivering it to the Participating Employer, Participant is terminating all rights whatsoever Participant would or might otherwise have against BancWest Corporation or the Participating Employer with respect to the Split Dollar Agreement or to the Split Dollar Policy.

The Participating Employer agrees that execution, delivery and performance of this termination, assignment and release constitutes complete satisfaction of all rights whatsoever that the Participating Employer would or might otherwise have against the Participant under the Split Dollar Agreement concerning the Split Dollar Policy.

BENEFICIARY DESIGNATION

I hereby designate the following as beneficiary(ies) to receive the death benefits payable under the Executive Life Insurance Plan as a result of my death.

Primary Beneficiary(ies):

Name	Date of Birth	Relationship	% Share

Address

Name	Date of Birth	Relationship	% Share

Address

Name	Date of Birth	Relationship	% Share

Address

Contingent Beneficiary(ies):

Name	Date of Birth	Relationship	% Share

Address

Name	Date of Birth	Relationship	% Share

Address

Name	Date of Birth	Relationship	% Share

Address

Unless otherwise indicated above, payment to two or more beneficiaries shall be paid in equal shares. The share of any beneficiary who dies before the Participant shall be divided among the surviving beneficiaries in proportion to their interests. If no beneficiary survives the Participant, payment shall be made to the estate of the Participant.

In witness hereof, the Participant and the Participating Employer have executed this Participation Agreement in duplicate as of the date noted below.

Signature of Participant	Date

Participating Employer	Date

Signature of Spouse (If necessary)	Date

2

EXHIBIT A-2

BancWest Corporation
Executive Life Insurance Plan
Participation Agreement

Participant: «Name»	SSN: «SSN»

ACKNOWLEDGMENT

I, the undersigned Participant, hereby acknowledge receiving notification of my eligibility to participate in the BancWest Corporation Executive Life Insurance Plan, effective April 1, 2004. I acknowledge that I have received a copy of the Plan document (the “Plan”), which includes a description of the Plan’s claims procedures, and materials summarizing the Plan.

I understand that after the Policy Distribution Date the sufficiency of cash value in the Policy to provide expected amounts of death benefit under this Plan may vary as a result of Policy performance, and that the continuation of the death benefit is not guaranteed by the Participating Employer, or the Insurer.

By signing this Participation Agreement, I agree to be bound by the terms of the Plan as set forth in the Plan document. If there is a conflict between the Plan document and any other communication, written or oral, including any Plan summary materials, then the terms of the Plan document will control.

BENEFICIARY DESIGNATION

I hereby designate the following as beneficiary(ies) to receive the death benefits payable under the Executive Life Insurance Plan as a result of my death.

Primary Beneficiary(ies):

Name	Date of Birth	Relationship	% Share

Address

Name	Date of Birth	Relationship	% Share

Address

Name	Date of Birth	Relationship	% Share

Address

Contingent Beneficiary(ies):

Name	Date of Birth	Relationship	% Share

Address

Name	Date of Birth	Relationship	% Share

Address

Name	Date of Birth	Relationship	% Share

Address

Unless otherwise indicated above, payment to two or more beneficiaries shall be paid in equal shares. The share of any beneficiary who dies before the Participant shall be divided among the surviving beneficiaries in proportion to their interests. If no beneficiary survives the Participant, payment shall be made to the estate of the Participant.

In witness hereof, the Participant and the Participating Employer have executed this Participation Agreement in duplicate as of the date noted below.

Signature of Participant	Date

Participating Employer	Date

Signature of Spouse (If necessary)	Date

2